Exhibit 4.1

EXECUTION VERSION

APTARGROUP, INC.

APTARGROUP UK HOLDINGS LIMITED

€100,000,000 0.98% Senior Notes, Series D, due July 19, 2023

€200,000,000 1.17% Senior Notes, Series E, due July 19, 2024

NOTE PURCHASE AND GUARANTY AGREEMENT

Dated July 19, 2017

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SCHEDULE A	—	Defined Terms

SCHEDULE 1-A	—	Form of 0.98% Senior Notes, Series D, due July 19, 2023

SCHEDULE 1-B	—	Form of 1.17% Senior Notes, Series E, due July 19, 2024

SCHEDULE 4.4(a)(i)	—	Form of Opinion of U.S. Special Counsel for the Parent Guarantor and the Company

SCHEDULE 4.4(a)(ii)	—	Form of Opinion of English Special Counsel for the Company

SCHEDULE 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 9.7(a)	—	Form of Subsidiary Guaranty

SCHEDULE 10.1	—	Existing Investments

SCHEDULE 10.2	—	Liens

PURCHASER SCHEDULE	—	Information Relating to Purchasers

QPP SCHEDULE	—	Form of QPP Certificate

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APTARGROUP, INC.
475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois  60014
(815) 477-0424  FAX: (815) 477-0481

APTARGROUP UK HOLDINGS LIMITED

CYGNA HOUSE, OPAL DRIVE, FOX MILNE, MK15 0DF

MILTON KEYNES, UNITED KINGDOM

€100,000,000 0.98% Senior Notes, Series D, due July 19, 2023

€200,000,000 1.17% Senior Notes, Series E, due July 19, 2024

July 19, 2017

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

AptarGroup, Inc., a Delaware corporation (the “Parent Guarantor”), and AptarGroup UK Holdings Limited, a private company limited by shares with registered company number 04613135 and organized and existing under the laws of England (the “Company”), hereby jointly and severally agree with each of the Purchasers as follows:

SECTION 1.                                          AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of (a) €100,000,000 aggregate principal amount of its 0.98% Senior Notes, Series D, due July 19, 2023 (the “Series D Notes”) and (b) €200,000,000 aggregate principal amount of its 1.17% Senior Notes, Series E, due July 19, 2024 (the “Series E Notes”; the Series D Notes and the Series E Notes are hereinafter collectively referred to as the “Notes”).  The Notes shall be substantially in the form set out in Schedules 1-A and 1-B, respectively.

Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern.

SECTION 2.                                          SALE AND PURCHASE OF NOTES.

Section 2.1.        Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and in the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.        Guaranty.  The payment by the Company of all amounts due with respect to the Notes, and the payment and performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Parent Guarantor pursuant to the guaranty set forth in Section 24 of this Agreement in favor of the holders of the Notes (the “Parent Guaranty”).  The payment of the Notes and the performance by the Company of its respective obligations under this Agreement may, from time to time, be guaranteed by certain Subsidiaries of the Parent Guarantor pursuant to a Subsidiary Guaranty of such Subsidiary Guarantors (as amended from time to time).

SECTION 3.                                          CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe, Chicago, Illinois 60603, at 9:00 a.m., Chicago time, at a closing (the “Closing”) on July 19, 2017.  At the Closing the Company will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least €500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to JP Morgan in London, United Kingdom, SWIFT BIC: [Redacted].  If at the Closing the Company shall fail to tender its Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.                                          CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.                      Representations and Warranties.  The representations and warranties of the Parent Guarantor and the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2.                      Performance; No Default.  Each of the Parent Guarantor and the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Parent Guarantor or the Company, as the case may be, prior to or at the Closing.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Parent Guarantor nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.                      Compliance Certificates.

(a)           Officer’s Certificate.  The Parent Guarantor and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Parent Guarantor Secretary’s or Director’s Certificate.  The Parent Guarantor shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and (ii) the Parent Guarantor’s organizational documents as then in effect.

(c)            Company Secretary’s or Director’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.                      Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) from Morrison & Foerster (UK) LLP, U.S. special counsel for the Parent Guarantor and the Company and (ii) Morrison & Foerster (UK) LLP, English Special Counsel for the Company and the Parent Guarantor, substantially in the respective forms set forth in Schedules 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Parent Guarantor and the Company hereby instruct its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.                      Purchase Permitted by Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                      Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.                      Payment of Special Counsel Fees.  Without limiting Section 16.1, the Parent Guarantor or the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Parent Guarantor at least one Business Day prior to the Closing.

Section 4.8.                      Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

Section 4.9.                      Changes in Corporate Structure.  Neither the Parent Guarantor nor the Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.                     Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.                     Acceptance of Appointment to Receive Service of Process.  Such Purchaser shall have received evidence of the acceptance by the Parent Guarantor of the appointment and designation provided for by Section 23.7(e) for the period from the date of the Closing to July 19, 2025 (and the payment in full of all fees in respect thereof).

Section 4.12.                     Amendments.  On or before the date of the Closing, each Purchaser, or its special counsel, shall have received evidence of an amendment to the Existing Note Purchase Agreements in form and substance satisfactory to it.

Section 4.13.                     Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                          REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR AND THE COMPANY.

The Parent Guarantor and the Company jointly and severally represent and warrant to each Purchaser that:

Section 5.1.                      Organization; Power and Authority.  (a) The Parent Guarantor is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof and thereof.

(b)           The Company is a private company limited by shares duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.                      Authorization, Etc.  (a) This Agreement has been duly authorized by all necessary corporate action on the part of the Parent Guarantor, and this Agreement constitutes, a legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                      Disclosure.  The Parent Guarantor and the Company, through their agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated June 2017 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Subsidiaries.  This Agreement, the Memorandum, including the documents incorporated by reference into the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Parent Guarantor or the Company prior to June 29, 2017 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2016, there has been no change in the financial condition, operations, business, properties or prospects of the Parent Guarantor or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Parent Guarantor that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.                      Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Parent Guarantor’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Parent Guarantor’s Affiliates, other than Subsidiaries, and (iii) the Parent Guarantor’s directors and senior officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)            Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.                      Financial Statements; Material Liabilities.  The Parent Guarantor has delivered to each Purchaser or made available on EDGAR copies of the financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.                      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Parent Guarantor and the Company of this Agreement and the Notes (in the case of the Company) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Guarantor or the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Parent Guarantor, the Company or any other Subsidiary is bound or by which the Parent Guarantor, the Company or any other Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent Guarantor, or the Company or any other Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Guarantor, the Company or any other Subsidiary, other than violations (other than with respect to its corporate charter or bylaws) that would not reasonably be expected to have a Material Adverse Effect.

Section 5.7.                      Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Parent Guarantor or the Company of this Agreement or the Notes (in the case of the Company), including any thereof required in connection with the obtaining of Euros or Dollars to make payments under this Agreement or the Notes and the payment of such Euros or Dollars to Persons resident in the United States of America.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the United Kingdom of this Agreement or the Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

Section 5.8.                      Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Parent Guarantor, threatened against or affecting the Parent Guarantor or any Subsidiary or any property of the Parent Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Parent Guarantor nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.                      Taxes.  (a) The Parent Guarantor and its Subsidiaries have filed all Material required income tax returns, including all federal income tax returns, and all other Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Parent Guarantor knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods are adequate.

(b)            No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of the United Kingdom or any political subdivision thereof will be incurred by the Parent Guarantor, the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of the United Kingdom or, to the knowledge of the Parent Guarantor or the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Parent Guarantor or the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of the United Kingdom arising out of circumstances described in clause (i), (ii) or (iii) of Section 13(b).

Section 5.10.                     Title to Property; Leases.  The Parent Guarantor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent Guarantor or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and

Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.                     Licenses, Permits, Etc.  (a) The Parent Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           To the knowledge of the Parent Guarantor, no product or service of the Parent Guarantor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)            To the knowledge of the Parent Guarantor, there is no Material violation by any Person of any right of the Parent Guarantor or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent Guarantor or any of its Subsidiaries.

Section 5.12.                     Compliance with ERISA.  (a)  The Parent Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Parent Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Parent Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $50,000,000 in the case of any single Plan and by more than $50,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.  The present value of the aggregate accrued benefit liabilities (whether or not vested) under all Non-U.S. Plans that are funded, determined as of the end of the Parent Guarantor’s most recently ended fiscal year in accordance with applicable accounting standards, did not exceed the current aggregate value of the assets of such Non-U.S. Plans allocable to such benefit liabilities by more than $35,000,000.

(c)            The Parent Guarantor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

(e)            The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Parent Guarantor to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)             All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Parent Guarantor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

Section 5.13.                     Private Offering.  Neither the Parent Guarantor nor the Company nor anyone acting on their behalf has offered the Notes, the Parent Guaranty or any similar Securities for sale to, or solicited any offer to buy the Notes, the Parent Guaranty or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Notes at a private sale for investment, it being understood that, for purposes of calculating the foregoing number of Institutional Investors, all Purchasers that are affiliated with each other have been deemed to constitute one offeree.  Neither the Parent Guarantor nor the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Parent Guarantor and the Company.

Section 5.14.                     Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes hereunder as set forth in Section I.F. “The Offering and Use of

Proceeds” of the Memorandum.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Parent Guarantor or the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor or the Company and its Subsidiaries and the Parent Guarantor and the Company do not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.  For purposes of the foregoing, margin stock shall not include common stock of the Parent Guarantor held in its treasury.

Section 5.15.                     Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries as of June 30, 2017 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor or its Subsidiaries.  Neither the Parent Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent Guarantor or any Subsidiary the outstanding principal amount of which exceeds $2,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Parent Guarantor nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness that is not permitted by Section 10.2 (other than 10.2(e)) or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness that is not permitted by Section 10.2 (other than 10.2(e)).

(c)            Neither the Parent Guarantor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent Guarantor or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent Guarantor, except as disclosed in Schedule 5.15.

Section 5.16.                     Foreign Assets Control Regulations, Etc.  (a) Neither the Parent Guarantor nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)                                  Neither the Parent Guarantor nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Parent Guarantor’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)                                  No part of the proceeds from the sale of the Notes hereunder:

(i)                                                 constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)                                              will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)                                           will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)                                 The Parent Guarantor and the Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.                         Status under Certain Statutes.  Neither the Parent Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.                         Environmental Matters.  (a) Neither the Parent Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Parent Guarantor or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)                                  Neither the Parent Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Neither the Parent Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                                  Neither the Parent Guarantor nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)                                  All buildings on all real properties now owned, leased or operated by the Parent Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                         Ranking of Obligations.  The Parent Guarantor’s payment obligations under this Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor except for those obligations that are mandatorily preferred by law.  The Company’s payment obligations under this Agreement and its Notes will, upon issuance of its Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company except for those obligations that are mandatorily preferred by law.

SECTION 6.                                          REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.                                Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.  Each Purchaser also severally represents that (i) it has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Notes and is able to bear the economic risk of holding the Notes for an indefinite period of time and (ii) the Parent Guarantor has provided such Purchaser an opportunity to discuss with the Parent Guarantor’s management the financial statements delivered pursuant to Section 5.5, as well as the Parent Guarantor’s business, management, financial affairs and the terms and conditions of the offering of the Notes.

Section 6.2.                                Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                 the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                 the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                  the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                   the Source is a governmental plan; or

(g)                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                 the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.                                Status as a Qualified Institutional Buyer.

(a)                 Each Purchaser severally represents that it is a Qualified Institutional Buyer.

(b)                 Without limiting the foregoing, each Purchaser severally represents and covenants that it is not, and that it will not become, a Competitor under the law as it exists on the date of this Agreement and that it will not, directly or indirectly, resell the Notes purchased by it to a Person which it is aware is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is prohibited hereby).

Section 6.4.                                Nonreliance on Margin Stock.  Each Purchaser severally represents that in good faith it is not relying upon any common stock of the Parent Guarantor held in its treasury as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 7.                                          INFORMATION AS TO PARENT GUARANTOR.

Section 7.1.                                Financial and Business Information.  The Parent Guarantor shall deliver to each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a)                 Quarterly Statements — promptly after the same are available and in any event within 60 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                          a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal period, and

(ii)                          consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such fiscal period and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)                 Annual Statements — promptly after the same are available and in any event within 105 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each fiscal year of the Parent Guarantor, duplicate copies of

(i)                          a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii)                          consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows for the respective periods and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)                  SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by the Parent Guarantor or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC;

(d)                 Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Parent Guarantor and the Company is taking or proposes to take with respect thereto;

(e)                  Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor or an ERISA Affiliate proposes to take with respect thereto:

(i)                          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)                          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)                           any event, transaction or condition that could result in the incurrence of any liability by the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)                         receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)                   Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent Guarantor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g)                  Resignation or Replacement of Auditors — within 10 days following the date on which the Parent Guarantor’s auditors resign or the Parent Guarantor elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(h)                 Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor or any of its Subsidiaries or relating to the ability of the Parent Guarantor or the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, including information readily available to the Parent Guarantor explaining the Parent Guarantor’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

Section 7.2.                                Officer’s Certificate.  Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)                 Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Parent Guarantor was in compliance with the requirements of Section 10.1 through 10.4, inclusive, and Section 10.9 during the interim or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Parent Guarantor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)                 Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor and its Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed, to the best of such officer’s knowledge and belief, the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Parent Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent Guarantor shall have taken or proposes to take with respect thereto.

Section 7.3.                                Visitation.  The Parent Guarantor shall permit the representatives of each holder of a Note (other than any Competitor) that is an Institutional Investor:

(a)                 No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Parent Guarantor, to visit the principal executive office of the Parent Guarantor or the Company, to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries with the Parent Guarantor’s officers, and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) to visit the other offices and properties of the Parent Guarantor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)                 Default — if a Default or Event of Default then exists, at the expense of the Parent Guarantor and upon reasonable prior notice to the Parent Guarantor, to visit the principal executive office of the Parent Guarantor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) independent public accountants at the Parent Guarantor’s offices (and by this provision the Parent Guarantor authorizes said accountants to discuss with each holder of the Notes or a representative thereof the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries), all at such reasonable times during business hours and as often as may be reasonably requested in writing.

Section 7.4.                                Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Parent Guarantor pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Parent Guarantor satisfies any of the following requirements with respect thereto:

(a)                 such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Parent Guarantor;

(b)                 the Parent Guarantor shall have timely filed such Form 10—Q or Form 10—K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://aptar.com as of the date of this Agreement;

(c)                      such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Parent Guarantor on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)                     the Parent Guarantor shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Parent Guarantor shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Parent Guarantor will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 7.5.                                Limitation on Disclosure Obligation.  The Parent Guarantor shall not be required to disclose the following information pursuant to Section 7.1(c)(i)(x), 7.1(h) or 7.3:

(a)                     information that the Parent Guarantor determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(b)                     information that, notwithstanding the confidentiality requirements of Section 21, the Parent Guarantor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Parent Guarantor and not entered into in contemplation of this clause (b), provided that the Parent Guarantor shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Parent Guarantor has received a written opinion of counsel (which may be an internal counsel) confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

Promptly after determining that the Parent Guarantor is not permitted to disclose any information as a result of the limitations described in this Section 7.5, the Parent Guarantor will provide each of the holders with an Officer’s Certificate describing generally the requested information that the Parent Guarantor is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which the Parent Guarantor is not permitted to disclose such information.  Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Parent Guarantor will provide such holder with a written opinion of counsel (which may be addressed to the Parent Guarantor and which may be an internal counsel) relied upon as to any requested information that the Parent Guarantor is prohibited from disclosing to such holder under circumstances described in this Section 7.5.

Under no circumstances shall the Parent Guarantor or any Subsidiary be required to disclose any information whatsoever under the terms of this Agreement to any Person that is a Competitor.

SECTION 8.                                          PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.                                Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.                                Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount plus the Swap Reimbursement Amount (if any) and in each case less any applicable Net Gain.

The Company will give each holder of its Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of its Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.                                Prepayment for Tax Reasons.  (a) If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 10% or more of the aggregate amount of such interest payment on account of all of the affected Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus the Swap Reimbursement Amount for each such Note and in each case less any applicable Net Gain for such Note, but without payment of any Make-Whole Amount with respect thereto, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”).  The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note.  The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Swap Reimbursement Amount (if any) shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid.

(b)                                 No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment.  For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

(c)                                  The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d)                                 For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of the United States or the United Kingdom after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements.  No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel (or other tax advisor(s)) having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

Section 8.4.                                [Reserved].

Section 8.5.                                Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All prepayments pursuant to Section 8.3 or Section 8.10 shall be applied as therein provided.

Section 8.6.                                Maturity; Surrender, Etc.    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date plus the Swap Reimbursement Amount (if any) and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest plus the Swap Reimbursement Amount (if any) and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7.                                Purchase of Notes.  The Parent Guarantor will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes, or (b) pursuant to an offer to purchase made by the Parent Guarantor, the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except to the extent necessary to reflect differences in the interest rates and maturities of the Notes of different series).  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days.  If the holders of more than 10% of the principal amount of the Notes then outstanding accept such offer, the Parent Guarantor shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by the Parent Guarantor or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8.                                Make-Whole Amount.

(a)                                 Make-Whole Amount with respect to Non-Swapped Notes.  The term “Make-Whole Amount” means, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal, provided that the Make-Whole Amount may not in any event be less than zero.  For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:

“Applicable Percentage” means 0.50% (50 basis points).

“Called Principal” means the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Non-Swapped Note” means any Note other than a Swapped Note.

“Reinvestment Yield” means with respect to the Called Principal of any Non-Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Non-Swapped Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably agreed by holders of at least 51% of the Non-Swapped Notes denominated in Euros and the Company.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)                                  Make-Whole Amount with respect to Swapped Notes.  The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Make-Whole Amount may not in any event be less than zero.  All payments of Make-Whole Amount in respect of any Swapped Note shall be made in U.S. Dollars.  For the purposes of determining the Make-Whole Amount with respect to any Swapped Note (and for purposes of determining any Net Gain or Net Loss with respect to any Swapped Note in accordance with Section 8.9 below), the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in U.S. Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity.  The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis following ordinary commercial practice by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in U.S. Dollars and which is more particularly described on Schedule 8.8 hereto, (y) any Initial Swap Agreement that has been assumed by or novated to (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note (including any modification or amendment of any Swap Agreement) that is entered into on an arm’s length basis following ordinary commercial practice by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity.  Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a copy of the confirmation, assumption or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Note that as of the date of the Closing is subject to a Swap Agreement the principal economic terms (i.e., sufficient to enable the Company to make its own calculations of any actual or theoretical Net Gain or Net Loss) of which are set forth in a schedule delivered to the Company on or about the date of Closing (in the case of an Original Swap Agreement) and as of the date of its execution (in the case of a New Swap Agreement).  A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof.

“Swapped Note Applicable Percentage” means 0.50% (50 basis points).

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in U.S. Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in U.S. Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life.  The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the

U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life.  The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payments with respect to such Swapped Note Called Notional Amount by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payments.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in U.S. Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2 or Section 12.1.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, and also include, for purposes of Section 8.9, the date on which a Swapped Note is prepaid pursuant to Section 8.3, Section 8.10 or Section 10.3.

Section 8.9.                     Swap Breakage.  If any Swapped Note is prepaid pursuant to Section 8.2, Section 8.3, Section 8.10 or Section 10.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars upon any such prepayment or repayment of such Swapped Note (such amount payable herein referred to as the “Swap Reimbursement Amount”) and (b) any resulting Net Gain in connection therewith shall be deducted from the Make-Whole Amount, if any, and the remaining balance, if any, of such resulting Net Gain shall be deducted from any principal or interest to be paid to the holder of such Swapped Note, provided that, the Make-Whole Amount in respect of such Swapped Note may not in any event be less than zero.  Each holder of a Swapped Note shall be responsible for calculating, its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in U.S. Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculations shall be reported to the Company in reasonable detail and shall become binding on the Company upon the Company’s consent to such calculation, which consent shall not be unreasonably withheld, absent demonstrable error.

As used in this Section 8.9 with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest Amount exceeds the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest is exceeded by the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder.  For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount shall be determined by the holder of the affected Swapped Note, by converting Euro into U.S. Dollars at the current Euro/U.S. Dollar exchange rate, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall become binding on the Company upon the Company’s consent to such calculation, which consent shall not be unreasonably withheld, absent demonstrable error.

“Swapped Note Called Accrued Interest Amount” means, with respect to a Swapped Note, the accrued interest of such Swapped Note to the Swapped Note Settlement Date that is to be prepaid or has become immediately due and payable, as the context requires.

“Swapped Note Called Notional Accrued Interest Amount” means, with respect to any Swapped Note Called Notional Amount, the payment due to the holder of the related Swapped Note under the terms of the Swap Agreement to which such holder is a party attributable to and in exchange for the Swapped Note Called Accrued Interest Amount.

As used in this Section 8.9, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated due to the occurrence of an event of default or an early termination under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.  The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement) and any such calculation shall be reported to the Company in reasonable detail.

The Swap Breakage Amount shall be payable in U.S. Dollars.

Each holder of a Swapped Note will furnish the Company with an update on the swap position with respect to its Swapped Notes upon reasonable request in order to allow the Company to have a reasonable estimate of the current amount of Net Loss or Net Gain that would result from a prepayment.

Section 8.10.                     Change in Control.

(a)                                  Notice of Change in Control or Control Event.  The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.10.  If a Change in Control has occurred, such notice shall contain and constitute an offer by the Company to prepay its Notes of each series as described in subparagraph (c) of this Section 8.10 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.10.

(b)                                  Condition to Parent Guarantor Action.  The Parent Guarantor will not take any action, directly or indirectly, that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.10, accompanied by the certificate described in subparagraph (g) of this Section 8.10, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.10.

(c)                                   Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.10 shall be an offer to prepay, in accordance with and subject to this Section 8.10, all, but not less than all, of the Notes held by each holder (in this case only, “holder”

in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.10, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d)                                  Acceptance; Rejection.  A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.10 by causing a notice of such acceptance or rejection to be delivered to the Parent Guarantor or the Company at least five Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.10 shall be deemed to constitute a rejection of such offer by such holder.

(e)                                   Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.10 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, and the Swap Reimbursement Amount (if any) less any applicable Net Gain but without the Make-Whole Amount or other premium.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.10.

(f)                     Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.10 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Parent Guarantor that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.10 in respect of such Change in Control shall be deemed rescinded).

(g)                                   Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.10 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Parent Guarantor and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.10; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.10 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)                                  Effect on Required Payments.  The amount of each payment of the principal of the Notes made pursuant to this Section 8.10 shall be applied against and reduce each of the then remaining principal payments, if any, due pursuant to any Supplemental Note Purchase Agreement (if any such Supplemental Note Purchase Agreement provides for amortization or required prepayments of principal in respect to the Notes issued pursuant thereto) by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

(i)                                   “Control Event” Defined.  “Control Event” means:

(i)                                     the execution by the Parent Guarantor or any of its Subsidiaries or Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, would result in a Change in Control,

(ii)                                  the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)                               the acceptance by the requisite number of holders of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Parent Guarantor, which would result in a Change in Control.

Section 8.11.                     Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount or Swap Reimbursement Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.                                          AFFIRMATIVE COVENANTS.

The Parent Guarantor and the Company, jointly and severally, covenant that so long as any of the Notes are outstanding:

Section 9.1.                     Compliance with Laws.  Without limiting Section 10.4, the Parent Guarantor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.                     Insurance.  The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.                     Maintenance of Properties.  The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Parent Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Parent Guarantor has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.                     Payment of Taxes and Claims.  The Parent Guarantor will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Parent Guarantor or any Subsidiary, provided that neither the Parent Guarantor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Parent Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent Guarantor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.                     Corporate Existence, Etc.  Subject to Section 10.4, the Parent Guarantor will at all times preserve and keep its corporate existence in full force and effect.  Subject to Sections 10.4 and 10.5 the Parent Guarantor will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Parent Guarantor or a Wholly-Owned Subsidiary) and all rights and franchises of the Parent Guarantor and its Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.                               Books and Records.  The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Parent Guarantor or such Subsidiary, as the case may be.

Section 9.7.                               Subsidiary Guarantors.  (a) The Parent Guarantor will cause each of its Subsidiaries (other than the Company) that becomes a guarantor or obligor, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Debt under any Material Credit Facility or any Existing Note Purchase Agreement:

(i)                              concurrently therewith enter into an agreement substantially in the form of Schedule 9.7(a) (a “Subsidiary Guaranty”); and

(ii)                           within five Business Days thereafter, deliver the following to each holder of a Note:

(A)                               an executed counterpart of such Subsidiary Guaranty;

(B)                               all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder;

(D)                               an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request; and

(E)                                evidence of the acceptance by the Parent Guarantor of the appointment of designation, as such Subsidiary Guarantors’ agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guaranty to July 19, 2025 (and the payment in full of all fees in respect thereof).

(b)                                 At the election of the Parent Guarantor and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or obligor in respect of any Material Credit Facility or any Existing Note Purchase Agreement, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility and each such Existing Note Purchase Agreement, as the case may be, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Debt under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration on a ratable basis substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).  In the event of any such release, for purposes of Section 10.1, all Debt of such Subsidiary shall be deemed to have been incurred concurrently with such release.

For purposes of this Section 9.7, any Subsidiary of the Parent Guarantor who is organized under the laws of any jurisdiction other than the United States of America (each, a “Foreign Subsidiary”) shall be deemed not to be a Person that is liable in respect of a Material Credit Facility if such Foreign Subsidiary (i) is a “designated borrower” or an issuer of notes under such Material Credit Facility and (ii) is not obligated for, or does not otherwise guaranty, any other Person’s obligations under a Material Credit Facility.

Section 9.8.                     Priority of Obligations.  The Parent Guarantor and the Company will ensure that its payment obligations under this Agreement and the Notes (as applicable), and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor, the Company and such Subsidiary Guarantor, as applicable.

Section 9.9.                     Form FR G-3.  Upon the request of any holder of Notes, the Company shall duly execute and deliver to such holder Form FR G-3 in accordance with Regulation U.

Section 9.10.              Ownership.  The Company shall at all times remain a Wholly-Owned Subsidiary of the Parent Guarantor.

SECTION 10.                                   NEGATIVE COVENANTS.

The Parent Guarantor and the Company jointly and severally covenant that so long as any of the Notes are outstanding:

Section 10.1.              Debt.  The Parent Guarantor will not, and will not permit any Subsidiary to, create, assume or incur or in any manner become liable for any Debt, except:

(a)                        the Notes;

(b)                        Debt of the Parent Guarantor and its Subsidiaries outstanding as of the Closing and reflected on Schedule 5.15;

(c)                         Debt of any Subsidiary to the Parent Guarantor or to another Wholly-Owned Subsidiary;

(d)                        additional unsecured Debt of the Parent Guarantor and its Subsidiaries and additional Debt of the Parent Guarantor and its Subsidiaries secured by Liens permitted by Section 10.2(g), (h), (i) or (j), provided that at the time of incurrence thereof and after giving effect thereto on a pro forma basis and to the application of the proceeds thereof:

(i)                                     (A) no Default or Event of Default exists and (B) no Default would, on a pro forma basis, exist under Section 10.9 if such Debt had been incurred on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as the case may be; and

(ii)                                  in the case of Debt of a Subsidiary, the aggregate principal amount of all (A) Debt of the Subsidiaries (other than (1) Debt permitted by Section 10.1(b) and (c), (2) unsecured Debt of a Subsidiary Guarantor and (3) unsecured Debt of the Company) plus (B) Debt of the Parent Guarantor or a Subsidiary secured by Liens described in Section 10.2(j) does not exceed 15% of Consolidated Total Assets; and

(iii)                               in the case of Debt of the Parent Guarantor or a Subsidiary secured by Liens described in Section 10.2(j), the aggregate principal amount of all (A) Debt of the Subsidiaries (other than (1) Debt permitted by Section 10.1(b) and (c), (2) unsecured Debt of a Subsidiary Guarantor and (3) unsecured Debt of the Company) plus (B) Debt of the Parent Guarantor or a Subsidiary secured by Liens described in Section 10.2(j) does not exceed 15% of Consolidated Total Assets.

For all purposes of this Section 10.1, any Person that becomes a Subsidiary after the date of this Agreement shall be deemed to have incurred, at the time it becomes a Subsidiary, all Debt of such Person outstanding immediately after it becomes a Subsidiary.

Section 10.2.                     Liens.  The Parent Guarantor will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired except:

(a)                        Liens for taxes, assessments or governmental charges not then due and payable or the nonpayment of which is permitted by Section 9.4;

(b)                        Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(c)                         any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(d)                        Liens securing Debt of a Subsidiary to the Parent Guarantor or to another Wholly-Owned Subsidiary;

(e)                         Liens existing on property or assets of the Parent Guarantor or any Subsidiary as of the date of this Agreement that are described in Schedule 10.2;

(f)                        encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights-of-way and other rights and restrictions of record on the use of real property, minor survey exceptions and defects in title incidental to the ownership of property or assets or to the ordinary conduct of business, which, individually and in the aggregate, do not Materially impair the use or value of the property or assets subject thereto;

(g)                         Liens (i) existing on property at the time of its acquisition or construction by the Parent Guarantor or any Subsidiary and not created in contemplation thereof, whether or not the Debt secured by such Lien is assumed by the Parent Guarantor or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or construction or within 180 days of the acquisition or completion of construction or improvement thereof to secure or provide for all or a portion of the purchase price or cost of construction or improvement of such property after the date of the first Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Parent Guarantor or a Subsidiary and not created in contemplation thereof; provided that, in the case of clauses (i), (ii) and (iii), such Liens do not extend to additional property of the Parent Guarantor or any Subsidiary and that the aggregate principal amount of Debt secured by each such Lien does not exceed the lesser of the cost of acquisition or construction or the fair market value (as determined in good faith by one or more officers to whom authority to enter into the transaction has been delegated by the Board of Directors of the Parent Guarantor) of the property subject thereto;

(h)                        Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (e) and (g), provided that (i) there is no increase in the principal amount or decrease in maturity of the Debt secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien, and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist;

(i)                          Liens on Receivables and other property referred to in clause (b) of the definition of, and in connection with, a Permitted Receivables Transaction; and

(j)                         Additional Liens securing Debt not otherwise permitted by paragraphs (a) through (i) above, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, the aggregate principal amount of (A) Debt of the Subsidiaries (other than (1) Debt permitted by Section 10.1(b) and (c), (2) unsecured Debt of a Subsidiary Guarantor and (3) unsecured Debt of the Company) plus (B) Debt of the Parent Guarantor or a Subsidiary secured by Liens described in this Section 10.2(j) does not exceed 15% of Consolidated Total Assets and provided, further, that notwithstanding the foregoing, the Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.2(j) any Debt outstanding under or pursuant to any Material Credit Facility or any Existing Note Purchase Agreement unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Parent Guarantor and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Anything contained in this Section 10.2 to the contrary notwithstanding, in no event shall this Section 10.2 prohibit the creation, incurrence, assumption or existence of any Lien on or in respect of any common stock of the Parent Guarantor held in its treasury.

Section 10.3.                     Sale of Assets.  Except as permitted by Section 10.4, the Parent Guarantor will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Subsidiaries, in one or more transactions, to any Person, other than (a) Dispositions in the ordinary course of business, (b) Dispositions by the Parent Guarantor to a Subsidiary or by a Subsidiary to the Parent Guarantor or another Subsidiary or (c) Dispositions not otherwise permitted by this Section 10.3, provided that the aggregate net book value of all assets so disposed of (excluding accounts receivable transferred as part of a Permitted Receivables Transaction) in any fiscal year pursuant to this Section 10.3(c) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.  Notwithstanding the foregoing, the Parent Guarantor may, or may permit any Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c) of the preceding sentence to the extent that (x) such assets are leased back by the Parent Guarantor or any Subsidiary, as lessee, within 180 days of the original acquisition or construction thereof by the Parent Guarantor or such Subsidiary, or (y) the net proceeds from such Disposition are within 180 days of such Disposition (A) reinvested in productive assets by the Parent Guarantor or a Subsidiary consistent with Section 10.6 or (B) applied to the pro rata payment or prepayment of any outstanding Debt of the Parent Guarantor or any Subsidiary that is not subordinated to the Notes.

It is understood and agreed by the Parent Guarantor that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be offered and prepaid as and to the extent provided below:

(w)                          the offer to prepay Notes contemplated by this Section 10.3 shall be an offer to each of the holders of the Notes to prepay on a date specified in such offer, which date shall be not less than 30 days and not more than 60 days after the date of such offer (if the proposed prepayment date shall not be specified in such offer, the proposed prepayment date shall be the first Business Day after the 45th day after the date of such offer), all, or a pro rata part of, the Notes held by such holder at par and without payment of Make-Whole Amount or other premium;

(x)                        any holder of the Notes may accept or decline any offer of prepayment pursuant to this Section 10.3 by causing a notice of such acceptance or rejection to be delivered to the Parent Guarantor not later than 15 days after receipt by such holder of such offer of prepayment;

(y)                        the failure of any such holder to accept or decline any such offer of prepayment shall be deemed to be an election by such holder to decline such prepayment; and

(z)                         if such offer is so accepted, the proceeds so offered towards the prepayment of the Notes and accepted shall be prepaid and applied to 100% of the principal amount to be prepaid, together with interest accrued thereon to the date of such prepayment plus Swap Reimbursement Amount; provided that such prepayment shall be at par without payment of Make-Whole Amount or other premium.

To the extent that any holder of the Notes declines or is deemed to have declined such offer of prepayment, the amount of the prepayment offered to such holder shall be used by the Parent Guarantor to prepay other Debt, if any.

Anything contained in this Section 10.3 to the contrary notwithstanding, in no event shall this Section 10.3 prohibit the Disposition of any common stock of the Parent Guarantor held in its treasury.

Section 10.4.                     Mergers, Consolidations, Etc.  The Parent Guarantor will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

(a)                        The Parent Guarantor may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i)                          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease of all or substantially all of the assets of the Parent Guarantor as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Parent Guarantor is not such corporation, such corporation (x) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) shall have caused to be delivered to each holder of any Notes an opinion of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(ii)                          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Parent Guarantor as an entirety, as the case may be, could incur immediately thereafter $1.00 of additional Debt pursuant to Section 10.1(d);

(iii)                           each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(iv)                         immediately before and after giving effect to such transaction, no Default or Event of Default shall exist;

(b)                        The Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i)                          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Company is not such corporation or limited liability company, (x) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, (y) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (z) such corporation or limited liability company shall have provided to the holders evidence of the acceptance by the Parent Guarantor of the appointment and designation provided for by Section 23.7(e) for the period of time from the date of such transaction to July 19, 2025 (and the payment in full of all fees in respect thereof);

(ii)                          each Note Guarantor under any Note Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Note Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders;

(iii)                           immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing;

(iv)                         each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(v)                        immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing;

(c)                         a Subsidiary Guarantor may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Parent Guarantor, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation or limited liability company (other than the Parent Guarantor or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia), any other Permitted Jurisdiction or the jurisdiction of organization of such Subsidiary Guarantor and, if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor, (B) the Parent Guarantor shall have caused to be delivered to each holder of Notes an opinion of internationally recognized independent counsel in the appropriate jurisdiction(s), or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (C) such corporation or limited liability company shall have provided to the holders evidence of the acceptance by the Parent Guarantor of the appointment and designation for the period of time from the date of such transaction to July 19, 2025 (and the payment in full of all fees in respect thereof); or (3) any other Person so long as the transaction is permitted by Section 10.3 or, as a result of which, such Person becomes a Subsidiary; provided in each instance, immediately before and after giving effect thereto, there shall exist no Default or Event of Default; and

(d)                        any Subsidiary (other than the Company or Subsidiary Guarantor) may (x) merge into the Parent Guarantor (provided that the Parent Guarantor is the surviving corporation) or another Wholly-Owned Subsidiary or (y) sell, transfer or lease all or any part of its assets to the Parent Guarantor or another Wholly-Owned Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.3 or, as a result of which, such Person becomes a Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Parent Guarantor or the Company, as the case may be, shall have the effect of releasing the Parent

Guarantor or the Company, as the case may be, or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.5.                     Disposition of Stock of Subsidiaries.  The Parent Guarantor (a) will not permit any Subsidiary to issue its capital stock, or any warrants, rights or options to purchase, or securities convertible into or exchangeable for, such capital stock, to any Person other than the Parent Guarantor or another Wholly-Owned Subsidiary, and (b) will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of a Subsidiary if such sale would be prohibited by Section 10.3.  If a Subsidiary at any time ceases to be such as a result of a sale or issuance of its capital stock, any Liens on property of the Parent Guarantor or any other Subsidiary securing Debt owed to such Subsidiary, which is not contemporaneously repaid, together with such Debt, shall be deemed to have been incurred by the Parent Guarantor or such other Subsidiary, as the case may be, at the time such Subsidiary ceases to be a Subsidiary.

Section 10.6.                     Nature of Business.  The Parent Guarantor will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.7.                     Transactions with Affiliates.  The Parent Guarantor will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Parent Guarantor or another Subsidiary), except (a) upon fair and reasonable terms no less favorable to the Parent Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or (b) Permitted Receivables Transactions.

Section 10.8.                     Terrorism Sanctions Regulations.  The Parent Guarantor will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.9.                     Financial Ratios.  (a) The Parent Guarantor will not, as of the end of any fiscal quarter, permit the Consolidated Leverage Ratio to be greater than 3.50 to 1.00.

(b)                     The Parent Guarantor will not, as of the end of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.

SECTION 11.                                   EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                        the Company defaults in the payment of any principal, Make-Whole Amount or Swap Reimbursement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that such failure shall not be an Event of Default if it occurs solely from any technical or administrative difficulties relating solely to the transfer of such amount and such failure is remedied within five Business Days after the due date for payment; or

(b)                        the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c)                         the Parent Guarantor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.3 (Sale of Assets) or 10.4 (Mergers, Consolidations, etc.); or

(d)                        (i) the Parent Guarantor, the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)) and (ii) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained or in any Subsidiary Guaranty and such default would reasonably be expected to have a Material Adverse Effect and is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Parent Guarantor or the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)                         (i) any representation or warranty made in writing by or on behalf of the Parent Guarantor or the Company or by any officer of the Parent Guarantor or the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made and such falsity or incorrectness would reasonably be expected to have a Material Adverse Effect; or

(f)                        (i) the Parent Guarantor, the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest of $100,000 or more on any Indebtedness that is outstanding in an aggregate principal amount in excess of 5% of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Parent Guarantor) (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Parent Guarantor, the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness that is outstanding in an aggregate outstanding principal amount in excess of 5% of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Parent Guarantor) (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)                         the Parent Guarantor, the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                        a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Parent Guarantor, the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent Guarantor, the Company or any Significant Subsidiary, or any such petition shall be filed against the Parent Guarantor, the Company or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(i)                          any event occurs with respect to the Parent Guarantor, the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)                         one or more final judgments or orders for the payment of money aggregating in excess of 5% or more of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Parent Guarantor (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, but excluding for purposes of such determination such amount of any insurance proceeds paid by or on behalf of the Parent Guarantor or any Subsidiaries towards such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy, are rendered against one or more of the Parent Guarantor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)                        if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Parent Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Parent Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Parent Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent Guarantor or any Subsidiary thereunder, (viii) the Parent Guarantor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Parent Guarantor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l)                          any Note Guaranty (once in full force and effect) shall cease to be in full force and effect (excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with the provisions of this Agreement), any Note Guarantor or any Person acting on behalf of any Note Guarantor shall contest in any manner the validity, binding nature or enforceability of any Note Guaranty, or the obligations of any Subsidiary Guarantor which is a Significant Subsidiary under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

SECTION 12.                                   REMEDIES ON DEFAULT, ETC.

Section 12.1.                     Acceleration.  (a)  If an Event of Default with respect to the Parent Guarantor or the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                  If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Parent Guarantor and the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                                   If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Parent and the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount and (z) with respect to any Swapped Note, any Swap Reimbursement Amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Parent Guarantor and the Company acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Swap Reimbursement Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.                     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.                     Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Parent Guarantor and the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Swap Reimbursement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Swap Reimbursement Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes and (e) no holder of Swapped Notes has terminated a Swap or, if such holder of Swapped Notes has terminated a Swap, it has not incurred any Net Loss or Swap Breakage Amount or other costs or expenses and would not need to incur any other costs or expenses that have not been (or been agreed to be) reimbursed or compensated for by the Obligors so as to put such holder in the same position as if such Notes had not been declared due and payable and such Swap had not been terminated.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.                     No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Parent Guarantor under Section 16, the Parent Guarantor will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                                   TAX INDEMNIFICATION; FATCA INFORMATION.

(a)                                  All payments whatsoever under this Agreement and the Notes will be made by the Company in Euros or Dollars, as applicable, free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (other than the jurisdiction in which such holder is resident for tax purposes) (a) in which the Company is incorporated, organised, managed or controlled or otherwise resides for tax purposes or (b) where a branch or office through which the Company is acting for purposes of this Agreement is located or from or through which the Company is making any payment (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

(b)                                 If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)                                     any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction of the Company, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(ii)                                  any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company or its legal counsel) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any extensions, refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), and/or the delay or failure by such holder to take such other reasonably requested actions in order to mitigate the amount of any such Tax, provided that the filing of such Forms and/or the taking of such other actions would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including extensions, refilings or renewals of filings) or taking of such actions as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(iii)                               for or on account of any estate, inheritance, gift, sale, excise, transfer, personal property or similar tax assessment or other governmental charge;

(iv)                              to any holder of a Note that is registered in the name of a nominee;

(v)                                 for any Tax imposed under FATCA;

(vi)                              with regard to any holder of a Note to which Section 13(k) applies, for or on account of any Tax that would not have been imposed but for the breach of the holder of any of the Terms and Conditions; or

(vii)                           any combination of clauses (i), (ii), (iii), (iv), (v), (vi) above;

provided further that in no event shall the Company be obligated to pay such additional amounts to any holder (i) not resident in the United States of America in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America for purposes of, and fully eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the relevant Taxing Jurisdiction; or (ii) resident in the United States of America who is not entitled pursuant to the double taxation treaty in effect as of the date of this Agreement between the United States of America, and the relevant Taxing Jurisdiction to a full exemption from Tax imposed on any payment made under this Agreement by the relevant Taxing Jurisdiction and would not be so entitled even if all necessary procedural formalities were completed and all conditions in the relevant treaty were satisfied for such exemption from such Tax at the time any payment was made or due to be made under this Agreement.

(c)                                   By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority (with a copy sent to the Company), whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

(d)                                  On or before the date of the Closing the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the United Kingdom, as applicable pursuant to Section 13(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

(e)                                   If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f)                                  The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(g)                                   If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)                                  If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

(i)                                   The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

(j)                                  By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

(k)                                  Any holder of a Note issued by Company who holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes the scheme to apply to this Agreement, shall irrevocably include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in the Purchaser Schedule (or, in the case of any transferee of a Note, in the information provided to the Company pursuant to Section 14.2(a)).

Where a holder of a Note has included its HMRC DT Treaty Passport Scheme reference number and its jurisdiction of tax residence in the Purchaser Schedule or in the information provided to the Company pursuant to Section 14.2(a), the Company shall file a duly completed form DTTP2 in respect of such holder with HMRC no later than 30 days prior to the first interest payment date under the Notes (or, in the case of any transferee of a Note, within 30 days of completion of the transfer thereof) and shall provide such holder with a copy of that filing.

It shall thereafter be the sole responsibility of the holder of any Note to comply with the Terms and Conditions, including, without limitation, renewing its passport from time to time and notifying HMRC of any material change to its form or circumstances.

(l)                                   Any holder of a Note may deliver a QPP Certificate to the Company and provided that such QPP Certificate has not been withdrawn by the holder of the Note or cancelled by HMRC (unless such withdrawal or cancellation is as a consequence of the failure of the Company to comply with its obligations under regulation 7 of the Income Tax (Qualifying Private Placement Regulations) 2015 (SI 2015/2002)) such holder shall not be required to file any other Form seeking relief in respect of UK Tax pursuant to the applicable double taxation agreement or to provide its HMRC DT Treaty Passport Scheme reference number (and so be non-compliant with the provisions of this Section 13) unless it has failed to file such Form in accordance with the provisions of this Section 13 within the period of 60 days following it being notified of such withdrawal or cancellation and receiving a written request to do so from the Company or their legal counsel.

SECTION 14.                  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 14.1.                     Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of its Notes.  The name, registered office, principal place of business, jurisdiction of tax residence and address of each holder of one or more Notes, each transfer thereof and the name, registered office, principal place of business, jurisdiction of tax residence and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name, registered office, principal place of business, jurisdiction of tax residence and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  If, for the purposes of any Tax of a Taxing Jurisdiction, one or more Notes or any amount payable thereon is attributable to any Person other than the holder, including, without limitation, as the case may be, any direct or indirect fiduciary, trustor, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, then the holder shall provide immediately, on request or not, to the Parent Guarantor the name, registered office, principal place of business, jurisdiction of tax residence and address of any such Person or Persons, and, on the Parent Guarantor’s request, any other information or documentation the Parent Guarantor deems necessary or appropriate to ensure compliance with any requirement under a statute, regulation, or administrative practice of the Taxing Jurisdiction (including any requirement to produce foreign tax-residence certificates, forms and/or other documentation).  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of its Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.                     Transfer and Exchange of Notes; No Transfer to Competitors.

(a)                                 Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except for the costs of any broker, intermediary or other advisor acting on behalf of the transferor or transferee of such Note and except as otherwise provided in this Agreement), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A or 1-B, as applicable.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than €500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

(b)                                 Without limiting the foregoing, each Purchaser and each subsequent holder of any Note severally agrees that it will not, directly or indirectly, resell any Notes purchased by it to a Person which is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is limited hereby).  The Company shall not be required to recognize any sale or other transfer of a Note to a Competitor and no such transfer shall confer any rights hereunder upon such transferee.

Section 14.3.                     Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any of its Notes (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                        in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                        in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.                                   PAYMENTS ON NOTES.

Section 15.1.                     Place of Payment.  Subject to Section 15.2, payments of principal, Make-Whole Amount or Swap Reimbursement Amount, if any, and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the principal office of Bank of America, N.A., in such jurisdiction.  The Company may at any time, by notice to each holder of its Note, change the place of payment of its Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.                     Payment by Wire Transfer.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Swap Reimbursement Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

SECTION 16.                                   EXPENSES, ETC.

Section 16.1.                     Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Parent Guarantor and the Company will, jointly and severally, pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Parent Guarantor, the Company or any other Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500 per series.  If required by the NAIC, the Parent Guarantor and the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Parent Guarantor and the Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase or transfer of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 16.2.                     Certain Taxes.  The Parent Guarantor and the Company, jointly and severally, agree to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or the United Kingdom or any other jurisdiction of organization of the Parent Guarantor or the Company or any Subsidiary Guarantor or any other jurisdiction where the Parent Guarantor or the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Parent Guarantor or the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Parent Guarantor or the Company hereunder.

Section 16.3.                     Survival.  The obligations of the Parent Guarantor and the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 17.                                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Parent Guarantor and the Company pursuant to this Agreement shall be deemed representations and warranties of the Parent Guarantor and the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Parent Guarantor and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.                                   AMENDMENT AND WAIVER.

Section 18.1.                     Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Parent Guarantor, the Company and the Required Holders, except that:

(a)       no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)       no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Swap Reimbursement Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21 or 23.8.

Section 18.2.                     Solicitation of Holders of Notes.

(a)                    Solicitation.  The Parent Guarantor and the Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty.  The Parent Guarantor and the Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                     Payment.  The Parent Guarantor and the Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)                     Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 18 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Parent Guarantor, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Parent Guarantor and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3.                     Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 18 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Parent Guarantor and the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Parent Guarantor, the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 18.4.                     Notes Held by Parent Guarantor, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent Guarantor or any of its Affiliates or any Competitor shall be deemed not to be outstanding.

SECTION 19.                                   NOTICES; ENGLISH LANGUAGE.

(a)                                 Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy or email if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid).  Any such notice must be sent:

(i)                          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Parent Guarantor and the Company in writing,

(ii)                          if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Parent Guarantor and the Company in writing,

(iii)                           if to the Parent Guarantor, to the Parent Guarantor at its address set forth at the beginning hereof to the attention of the Treasurer, with a copy to the General Counsel, or at such other address as the Parent Guarantor shall have specified to the holder of each of its Note in writing, or

(iv)                          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

(b)                                 Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c)                                  This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in any other jurisdiction in respect hereof or thereof.

SECTION 20.                                   REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  Each of the Parent Guarantor and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit the Parent Guarantor, the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.                                   CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii)

its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21 and so long as such Person is not a Competitor), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21 and so long as such Person is not a Competitor) , (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Parent Guarantor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21.

In the event that as a condition to receiving access to information relating to the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Parent Guarantor and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

SECTION 22.                                   SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.                                   MISCELLANEOUS.

Section 23.1.                     Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.4, neither the Parent Guarantor nor the Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 23.2.                     Accounting Terms.  (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Parent Guarantor to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)                     In the event of any change in GAAP after the date hereof, and if such change would affect the method of calculation of, or compliance with, any covenant set forth herein, upon the written request of the Parent Guarantor or any holder of a Note, the Parent Guarantor and the holders of the Notes agree to endeavor in good faith to agree upon an amendment to this Agreement that would revise such covenant or method of calculation (which may include revisions to defined terms used herein) in a manner that would preserve the original effect thereof, but would allow the method of calculation and/or compliance with such covenant to be determined in accordance with GAAP as so changed; provided that, until such covenant is so amended and subject to the foregoing in this sentence, such method of calculation and/or covenant shall continue to be calculated in accordance with GAAP prior to such change in GAAP.  No delay by the Parent Guarantor or any holder of Notes in requiring such negotiation process shall limit such party’s right to so require such negotiation process at any time after such a change in GAAP.

Section 23.3.                     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.4.                     Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 23.5.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.6.                     Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

Section 23.7.                     Jurisdiction and Process; Waiver of Jury Trial.  (a) Each of the Parent Guarantor and the Company irrevocably submits to the non-exclusive jurisdiction of any Illinois State or federal court sitting in Cook County, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, each of the Parent Guarantor and the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                     Each of the Parent Guarantor and the Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of Illinois (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)                     The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to the Parent Guarantor, as its agent for the purpose of accepting service of any process in the United States.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)                     Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Parent Guarantor or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)                     The Company hereby irrevocably appoints the Parent Guarantor to receive for it, and on its behalf, service of process in the United States.

(f)                     THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 23.8.                     Obligation to Make Payment in Applicable Currency.  (a) Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder of the Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Parent Guarantor and the Company under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, the Parent Guarantor and the Company agree to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this

Agreement or in the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

(b)                     Any payment on account of an amount that is payable hereunder or under the Notes in Euros which is made to or for the account of any holder of the Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Parent Guarantor and the Company under this Agreement or under the Notes only to the extent of the amount of Euros which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such holder, the Parent Guarantor and the Company agree to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement or in the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.

SECTION 24.                                   PARENT GUARANTY.

Section 24.1.                     Parent Guaranty.  (a) The Parent Guarantor hereby, jointly and severally, together with the Subsidiary Guarantors under the Subsidiary Guaranty, absolutely and unconditionally guaranties to the holders from time to time of the Notes: (i) the full and prompt payment of the principal of all of the Notes and of the interest thereon at the rate therein stipulated and the Make-Whole Amount and Swap Reimbursement Amount (if any), when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, Make-Whole Amount and Swap Reimbursement Amount (if any) or interest at the rate set forth in the Notes) and on payment of additional amounts described in Section 13 and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and taxes), (ii) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or observed by the Company under the terms of the Notes and this Agreement, and (iii) the full and prompt payment, upon demand by any holder of the Notes, of all costs and expenses, legal or otherwise (including attorneys’ fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Notes or this Agreement, including, without limitation, in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or this Agreement or any of the terms thereof or of any other like circumstance or circumstances.  The guaranty of the Notes herein provided for is a guaranty of the immediate and timely payment of the principal and interest on the Notes and the Make-Whole Amount and Swap Reimbursement Amount (if any) as and when the same are due and payable and shall not be deemed to be a guaranty only of the collectibility of such payments and that in consequence thereof each holder of the Notes may sue the Parent Guarantor directly upon such principal, interest and Make-Whole Amount and Swap Reimbursement Amount (if any) becoming so due and payable.

(b)                     The Parent Guarantor hereby agrees that if any obligation guaranteed by it hereunder is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the holders from time to time of the Notes immediately on demand against any cost, loss or liability they incur as a result of any amount referred to in sub-paragraph (a) above not being paid which would, but for such unenforceability, invalidity or illegality, have been payable on the date when it would have been due.  The amount payable by the Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 24.1 if the amount claimed had been recoverable on the basis of a guarantee.  The Parent Guarantor further indemnifies each holder from time to time of the Notes against any liability or loss arising, and any costs such holder suffers or incurs, (i) if such holder is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator (of an insolvent person) in connection with a payment by the Parent Guarantor or the Company or (ii) if the Parent Guarantor defaults under this guarantee and indemnity.  The Parent Guarantor agrees to pay amounts due under this indemnity on demand from such holder.

Section 24.2.                     Obligations Absolute and Unconditional.  The obligations of the Parent Guarantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and Make-Whole Amount and Swap Reimbursement Amount (if any) on the Notes and all other sums due pursuant to Section 24.1 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Parent Guarantor:

(a)                        the power or authority or the lack of power or authority of the Company to issue the Notes or to execute and deliver this Agreement, and irrespective of the validity of the Notes or this Agreement or of any defense whatsoever that the Company may or might have to the payment of the Notes (principal, interest and Make-Whole Amount and Swap Reimbursement Amount, if any) or to the performance or observance of any of the provisions or conditions of this Agreement, or the existence or continuance of the Company as a legal entity;

(b)                         any failure to present the Notes for payment or to demand payment thereof, or to give the Company or the Parent Guarantor notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant or agreement by it to be done, kept or performed under the terms of the Notes or this Agreement;

(c)                         the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes, of this Agreement or of the Company or the Parent Guarantor thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

(d)                         any act or failure to act with regard to the Notes or this Agreement or anything which might vary the risk of the Parent Guarantor;

(e)                         any action taken under this Agreement in the exercise of any right or power thereby conferred or any failure or omission on the part of any holder of any Note to first enforce any right or security given under this Agreement or any failure or omission on the part of any holder of any of the Notes to first enforce any right against the Company;

(f)                        the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in this Agreement of the payment, performance or observance thereof;

(g)                          the failure to give notice to the Company or the Parent Guarantor of the occurrence of any Default or Event of Default under the terms and provisions of this Agreement;

(h)                         the extension of the time for payment of any principal of, or interest (or Make-Whole Amount and Swap Reimbursement Amount, if any), on any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of this Agreement or the extension or the renewal of any thereof;

(i)                          the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in this Agreement or the Notes;

(j)                         any failure, omission, delay or lack on the part of the holders of the Notes to enforce, assert or exercise any right, power or remedy conferred on the holders of the Notes in this Agreement or the Notes or any other act or acts on the part of the holders from time to time of the Notes;

(k)                         the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting the Company, the Parent Guarantor or any of the assets of any of them, or any allegation or contest of the validity of this Agreement or the disaffirmance of this Agreement in any such proceeding (it being understood that the obligations of the Parent Guarantor under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of the Company or the Parent Guarantor, all as though such payment had not been made);

(l)                          any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Parent Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Agreement;

(m)                        the invalidity or unenforceability of the Notes or this Agreement;

(n)                         the invalidity or unenforceability of the obligations of the Parent Guarantor under this Agreement, the absence of any action to enforce such obligations of the Parent Guarantor, any waiver or consent by the Parent Guarantor with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by the Parent Guarantor, including, without limitation, any failure or delay in the enforcement of the obligations of the Parent Guarantor with respect to this Agreement or of notice thereof; or any suit or other action brought by any shareholder or creditor of, or by, the Parent Guarantor or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement or the Notes or any other agreement;

(o)                         the default or failure of the Parent Guarantor or the Company fully to perform any of its covenants or obligations set forth in this Agreement;

(p)                         the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under the Notes, this Agreement or any other instruments;

(q)                         in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(r)                         any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Agreement so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(s)                         the failure of the Parent Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Agreement;

(t)                         any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Parent Guarantor or the Company in respect of the obligations of the Parent Guarantor or the Company under this Agreement;

(u)                         any default, failure or delay, willful or otherwise, in the performance by the Company or any other Person of any obligations of any kind or character whatsoever of the Company or any other Person (including, without limitation, the obligations and undertakings of the Company or any other Person under the Notes or this Agreement); or

(v)                         any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under the Notes, this Agreement or any instrument relating thereto;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this paragraph that the obligations of the Parent Guarantor hereunder shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment to the holders thereof of the principal of, Make-Whole Amount and Swap Reimbursement Amount (if any) and interest on the Notes, and of all other sums due and owing to the holders of the Notes pursuant to this Agreement, and then only to the extent of such payments.  Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Parent Guarantor liable hereunder, there shall be no obligation on the part of any holder of any Note to resort, in any manner or form, for payment, to the Company or to any other Person or to the properties or estates of any of the foregoing.  All rights of the holder of any Note pursuant thereto or to this Agreement may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned upon the transfer of such Note, whether with or without the consent of or notice to the Parent Guarantor or the Company.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under the terms of the Notes or this Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or this Agreement, the obligations of the Parent Guarantor under this Section 24 shall remain in full force and effect and shall apply to each and every subsequent default.

Section 24.3.                     Subrogation.  To the extent of any payments made under this Agreement, the Parent Guarantor shall be subrogated to the rights of the holder of the Notes receiving such payments, but the Parent Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any holders of the Notes for which full payment has not been made or provided for and, to that end, the Parent Guarantor agrees not to claim or enforce any such right of subrogation or any right of set-off or any other right which may arise on account of any payment made by the Parent Guarantor in accordance with the provisions of this Agreement, including, without limitation, any right of reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any holder of the Notes against the Company or the Parent Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or the Parent Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Notes owned by Persons other than the Parent Guarantor or any of its Affiliates and all other sums due or payable under this Agreement have been fully paid and discharged or payment therefor has been provided.  If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence at any time prior to the indefeasible cash payment in full of the Notes in the applicable currency and all other amounts payable under this Agreement, such amounts shall be held in trust for the benefit of the holders of the Notes and shall forthwith be paid to the holders of the Notes to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under this Agreement, whether matured or unmatured.

Section 24.4.                     Preference.  The Parent Guarantor agrees that to the extent the Company or any other Person makes any payment on the Notes, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, liquidator, receiver or any other Person under any bankruptcy code, common law or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Parent Guarantor’s obligations hereunder, as if said payment had not been made.  The liability of the Parent Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

Section 24.5.                     Marshalling.  None of the holders of the Notes shall be under any obligation (a) to marshall any assets in favor of the Parent Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Parent Guarantor hereunder or (b) to pursue any other remedy that the Parent Guarantor may or may not be able to pursue itself and that may lessen the Parent Guarantor’s burden or any right to which the Parent Guarantor hereby expressly waives.  The obligations of the Parent Guarantor under this Agreement rank pari passu in right of payment with all other Indebtedness (actual or contingent) of the Parent Guarantor which is not secured or the subject of any statutory trust or preference or which is not expressly subordinated in right of payment to any other Indebtedness.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Parent Guarantor and the Company, whereupon this Agreement shall become a binding agreement among you, the Parent Guarantor and the Company.

Very truly yours,

APTARGROUP, INC.

By	/s/ Priyesh Shingadia
Name: Priyesh Shingadia
Title: Treasurer

APTARGROUP UK HOLDINGS LIMITED

By	/s/ Priyesh Shingadia
Name: Priyesh Shingadia
Title: Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By	/s/ David A. Barras
Name: David A. Barras
Title: Managing Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

NEW YORK LIFE INSURANCE COMPANY

By	/s/ A. Post Howland
Name: A. Post Howland
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By	/s/ A. Post Howland
Name: A. Post Howland
Title: Managing Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

VOYA INSURANCE AND ANNUITY COMPANY
VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:	Voya Investment Management LLC, as Agent

By:	/s/ Joshua A. Winchester
Name: Joshua A. Winchester
Title: Vice President

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Allen Stoltman
Name: Allen Stoltman
Title: Managing Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By	/s/ Edwin A. Nichols
Name: Edwin A. Nichols
Title: Counsel

By	/s/ Alan P. Kress
Name: Alan P. Kress
Title: Counsel

This Agreement is hereby

accepted and agreed to as

of the date hereof.

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
HARTFORD ACCIDENT AND INDEMNITY COMPANY
HARTFORD LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company
Their Agent and Attorney-in-Fact

By	/s/ Dawn Bruneau
Name: Dawn Bruneau
Title: Vice President

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Macquarie Investment Management Advisers, a series of Macquarie Investment Management Business Trust, Attorney in Fact

By	/s/ Philip Lee
Name: Philip Lee
Title: Vice President

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By	/s/ Barry Scheinholtz
Name: Barry Scheinholtz
Title: Senior Director

This Agreement is hereby

accepted and agreed to as

of the date hereof.

NATIONWIDE MUTUAL INSURANCE COMPANY

By	/s/ Mary Beth Cadle
Name: Mary Beth Cadle
Title: Authorized Signatory

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Consolidated Net Worth” means, as of any date, Consolidated Net Worth on such date, but excluding the cumulative amount reflected in “accumulated other comprehensive income” reported in the consolidated total stockholders’ equity of the Parent Guarantor and its Subsidiaries as determined in accordance with GAAP.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Parent Guarantor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Parent Guarantor or any Subsidiary or any Person of which the Parent Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.

“Agreement” means this Note Purchase and Guaranty Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset Sale” means any sale, transfer or other disposition by the Parent Guarantor or any of its Subsidiaries to any Person other than the Parent Guarantor or any Wholly-Owned Subsidiary of the Parent Guarantor of any asset (including, without limitation, any capital stock or other securities of another Person) of the Parent Guarantor or such Subsidiary other than (i) sales, transfers or other dispositions of inventory in the ordinary course of business, (ii) sales of equipment and other fixed assets no longer used or useful in the business of the Parent Guarantor or any of its Subsidiaries, as determined by the Parent Guarantor or such Subsidiary in its reasonable judgment, (iii) sales of equipment and other fixed assets if the proceeds thereof are used to purchase additional equipment or fixed assets, (iv) the license or sublicense of software, trademarks and other intellectual property in the ordinary course of business and (v) any sale, transfer or other disposition of cash.

SCHEDULE A
(to Note Purchase Agreement)

“Bank Credit Agreement” means that certain Credit Agreement dated as of January 31, 2012 among the Parent Guarantor, Wells Fargo Bank, National Association, as administrative agent, and the other commercial banks from time to time parties thereto, as amended by Amendment Nos. 1 and 2 thereto, and as the same may from time to time be further amended, modified, extended, replaced, refinanced or renewed.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or London, United Kingdom are required or authorized to be closed or a day which is not a TARGET Settlement Day.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) domestic and Eurodollar denominated time deposits, certificates of deposit and bankers acceptances of any financial institution or any bank whose short-term debt rating from Standard & Poor’ s Ratings Service (“S&P”) is at least A-1 or the equivalent or from Moody’ s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six months from the date of acquisition, (c) commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six months after the date of acquisition, (d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above, and (f) BMTNs (Bons Moyen-Terme Negociables) maturing within five years from the date of acquisition thereof which is issued by a Person which is rated at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s and other similar high quality instruments of equivalent United States rating in countries where Subsidiaries organized under laws of jurisdictions outside of the United States are located.

“Change in Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Parent Guarantor Voting Stock.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” means AptarGroup UK Holdings Limited, a a private company limited by shares with registered company number 04613135 and organized and existing under the laws of England (together with any successor thereto that becomes a party hereto pursuant to Section 10.4).

“Competitor” means any Person (other than any Purchaser) who is substantially engaged in the businesses of the Parent Guarantor or any Subsidiary as more fully described in the Memorandum and/or other activities reasonably related thereto provided that:

(a)                                 the provision of investment advisory services by a Person to a Plan or Non-U.S. Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor if such Person has established procedures which will prevent confidential information supplied to such Person by any member of the Group from being transmitted or otherwise made available to such Plan or Non-U.S. Plan or Person owning or controlling such Plan or Non-U.S. Plan; and

(b)                                 in no event shall an Institutional Investor which maintains passive investments in any Person which is a Competitor be deemed a Competitor it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Institutional Investor to be a “Competitor”.

“Confidential Information” is defined in Section 21.

“Consolidated Debt” means all Debt of the Parent Guarantor determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Parent Guarantor and its Subsidiaries in accordance with GAAP:

(a)                        Consolidated Net Income for such period plus

(b)                        the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense and (iii) amortization and depreciation, (iv) any extraordinary, unusual or non-recurring items reducing Consolidated Net Income for such period, (v) reasonable and documented transaction costs, fees and expenses associated with any Material Acquisition or Material Disposition, (vi) to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders, provided that (A) the amounts so reimbursed shall be deemed to have been received in the fiscal quarter in which the costs of legal settlement, fines, judgments or orders were actually paid by the Parent Guarantor or the applicable Subsidiary (the “Loss Quarter”), notwithstanding that such amounts were not actually received in such Loss Quarter, but were received in a subsequent fiscal quarter and (B) no such amounts so reimbursed shall be used to calculate Consolidated EBITDA for any period that does not include such Loss Quarter, (vii) to the extent covered by insurance, expenses with respect to liability events or casualty events, (viii) any unrealized losses in the fair market value of any Hedge Agreements, (ix) any net unrealized currency transaction losses and (x) any other non-cash items reducing Consolidated Net Income for such period (except to the extent that such non-cash items are reserved for cash charges to be taken in the future), less

(c)                         the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary, unusual or non-recurring items increasing Consolidated Net Income for such period, (iii) any unrealized gains in the fair market value of any Hedge Agreements, (iv) any net unrealized foreign currency transaction gains, and (v) any other non-cash items increasing Consolidated Net Income for such period.

For the purpose of calculating Consolidated EBITDA for any period in connection with any determination of the Consolidated Leverage Ratio, (a) if at any time during such period the Parent Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA attributable to such disposed property shall be deducted from Consolidated EBITDA (if positive) or added to Consolidated EBITDA (if negative) for such period as if such Material Disposition occurred on the first day of such period, and (b) if at any time during such period the Parent Guarantor or any Subsidiary shall have made a Material Acquisition, the Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto, in a manner reasonably determined by the Parent Guarantor in good faith, as if such Material Acquisition occurred on the first day of such period.  As used in this definition, “Material Acquisition” means any acquisition (or series of related acquisitions) of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or common stock (or other ownership interests) of a Person and (ii) involves consideration paid by the Parent Guarantor or its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Asset Sale (or series of related Asset Sales) for which the Parent Guarantor or its Subsidiaries received gross proceeds in excess of $25,000,000.

“Consolidated Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period of four consecutive fiscal quarters to (b) Consolidated Interest Expense for such period of four consecutive fiscal quarters.

“Consolidated Interest Expense” means, for any period, determined on a consolidated basis, without duplication, for the Parent Guarantor and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to capitalized lease obligations) for such period with respect to Debt of the Parent Guarantor and its Subsidiaries, plus the aggregate net payment obligations (if any) pursuant to Hedge Agreements with respect to such Debt during such period, minus the aggregate net receipts (if any) pursuant to Hedge Agreements with respect to such Debt during such period.

“Consolidated Leverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) the excess of (i) Consolidated Debt as of the last day of such period of four consecutive fiscal quarters over (ii) an amount equal to the Required Percentage of cash and Cash Equivalents held by the Parent Guarantor and its Subsidiaries as of the last day of such period of four consecutive fiscal quarters that are free and clear of all Liens (other than Liens in favor of depository and collection banks and other regulated financial institutions consisting of statutory or contractual setoff rights with respect to deposit accounts or securities accounts of the Parent Guarantor or any Subsidiary thereof maintained with such bank or financial institution to secure payment of customary maintenance fees or other administrative charges associated with such accounts so long as such Liens do not secure Indebtedness and are incurred in the ordinary course of business or that are being contested in good faith by appropriate proceedings) to (b) Consolidated EBITDA for such period of four consecutive fiscal quarters.

“Consolidated Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the net income of the Parent Guarantor and its Subsidiaries for such period.

“Consolidated Net Worth” means, as of any date, consolidated total stockholders’ equity of the Parent Guarantor and its Subsidiaries on such date, determined in accordance with GAAP, less the amount by which outstanding Investments on such date exceed 25% of consolidated total stockholders equity of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Parent Guarantor and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Event” is defined in Section 8.10 (i).

“Controlled Entity” means (i) any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates and (ii) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Debt” means, for any Person, all items described in clauses (i) through (vii) and clause (ix) of the definition of Indebtedness (other than those items described in clause (ix) relating to obligations of the type described in clause (viii) of the definition of Indebtedness).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any series or tranche of Notes, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such series or tranche or (ii) 2% over the rate of interest publicly announced by Bank of America, in Chicago, Illinois as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.3.

“Dollars” or “$” means lawful currency of the United States of America.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor under section 414 of the Code.

“Euro” or “€” means the unit of single currency of the Participating Member States.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Note Purchase Agreement” means, collectively, (i) the Note Purchase Agreement dated July 31, 2008 between the Parent Guarantor and each of the purchasers listed in Schedule A thereto, as amended, modified, supplemented or restated from time to time and (ii) the Note Purchase Agreement dated December 16, 2014 between the Parent Guarantor and each of the purchasers listed in Schedule A thereto, as amended, modified, supplemented or restated from time to time.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“GAAP” means (a) generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the United States and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a)                        the government of

(i)                          the United States of America or the United Kingdom or any state or other political subdivision of either thereof, or

(ii)                          any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary, or

(b)                        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)                        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)                         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)                        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means, for any Person, all obligations of such Person, without duplication, required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all:

(i)                          obligations of such Person for borrowed money,

(ii)                          obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued expenses arising in the ordinary course of business on terms customary in the trade,

(iii)                           obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or arising out of letters of credit issued for such Person’s account,

(iv)                         obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person,

(v)                        capitalized lease obligations of such Person,

(vi)                         all Indebtedness (as defined above) of any partnership in which such Person is a general partner,

(vii)                          the outstanding principal amount then owed to investors in connection with the sale of the Parent Guarantor’s or any of its Subsidiaries’ accounts receivable,

(viii)                           Synthetic Lease Obligations of such Person, and

(ix)                         obligations for which such Person is obligated pursuant to a Guaranty with respect to liabilities of a type described in any of clauses (i) through (viii) hereof (other than a Guaranty of any Debt of a Subsidiary of such Person, which Debt is otherwise shown as a liability on such Person’s balance sheet).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than €2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investments” means all investments of the Parent Guarantor and its Subsidiaries, other than:

(a)                        property or assets to be used or consumed in the ordinary course of business;

(b)                        assets arising from the sale of goods or services in the ordinary course of business;

(c)                         Investments in Subsidiaries or in any Person that, as a result thereof, becomes a Subsidiary;

(d)                        Investments existing as of the date of this Agreement that are listed Schedule 10.1;

(e)                         Investments in treasury stock;

(f)        Investments in:

(i)         obligations, maturing within one year from the date of acquisition, of or fully guaranteed by (A) the United States of America or an agency thereof or (B) Canada or a province thereof;

(ii)         state or municipal securities having an effective maturity within one year from the date of acquisition that are rated in one of the top two rating classifications by at least one nationally recognized rating agency;

(iii)         certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition of or issued by commercial banks whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding Parent Guarantor owning all of the capital stock of such bank) are rated in one of the top two rating classifications by at least one nationally recognized rating agency;

(iv)        commercial paper maturing within 270 days from the date of issuance that, at the time of acquisition, is rated in one of the top two rating classifications by at least one nationally recognized rating agency;

(v)        repurchase agreements, fully collateralized with obligations of the type described in clause (i), with a bank satisfying the requirements of clause (iii); and

(vi)        money market instrument programs that are properly classified as current assets in accordance with GAAP; and

(g)         loans or advances made in the ordinary course of business to officers and employees (including moving expenses related to relocation) incidental to carrying on the business of the Parent Guarantor or a Subsidiary.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Parent Guarantor to perform its obligations under this Agreement,

(c) the ability of the Company to perform its obligations under this Agreement and the Notes, (d) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, when taken together with the Parent Guarantor’s ability to perform its obligations under this Agreement and the other Subsidiary Guarantors’ ability to perform their obligations under any Subsidiary Guaranty, (e) the validity or enforceability of this Agreement or the Notes, (f) the validity or enforceability against the Parent Guarantor of the Parent Guaranty or (g) the validity or enforceability against the Subsidiary Guarantors, taken as a whole, of all Subsidiary Guaranties, when taken together with the validity and enforceability against the Parent Guarantor of this Agreement.

“Material Credit Facility” means, as to the Parent Guarantor and its Subsidiaries,

(a)        the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)        any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Parent Guarantor or any Subsidiary, or in respect of which the Parent Guarantor or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Gain” is defined in Section 8.9.

“Net Loss” is defined in Section 8.9.

“Non-Swapped Note” is defined in Section 8.8.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Guarantor” means the Parent Guarantor and any Subsidiary Guarantor.

“Note Guaranty” means the Parent Guaranty and any Subsidiary Guaranty.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Guarantor or the Company whose responsibilities extend to the subject matter of such certificate.

“Parent Guarantor” means AptarGroup, Inc., a Delaware corporation, or any successor that becomes such in the manner prescribed in Section 10.4.

“Parent Guarantor Voting Stock” means Securities of any class or classes, which ordinarily, in the absence of contingencies, entitle the holders thereof to elect the corporate directors of the Parent Guarantor.

“Parent Guaranty” is defined in Section 2.2.

“Participating Member State” means any member state of the European Community that maintains the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Jurisdiction” means (a) the United States of America, any State thereof or the District of Columbia, (b) Canada or any Province thereof, (c) any member of the European Union as of December 31, 2003 (except Greece, Italy, Portugal and Spain), (d) the United Kingdom or any nation thereof, (e) Jersey, (f) Switzerland, (g) Australia and (h) New Zealand.

“Permitted Receivables Transaction” means a transaction whereby the Parent Guarantor and/or one or more of its Subsidiaries sells, transfers, otherwise disposes of or pledges Receivables or interests therein to or for the benefit of one or more third parties or another Subsidiary (and, in the latter case, such intermediate Subsidiary in turn sells, transfers, otherwise disposes of or pledges such Receivables or interests therein to one or more third parties) in connection with agreements providing for limited recourse or non-recourse to the Parent Guarantor or any of its Subsidiaries (other than any such intermediate Subsidiary), provided that (a) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Parent Guarantor, (b) such agreement does not provide for the sale, transfer, disposition or pledge of, or otherwise create any interest in, any asset other than (i) Receivables, (ii) contracts associated with such Receivables, (iii) accounts into which payments of such Receivables are made, (iv) books and records related to such Receivables, (v) property securing or otherwise supporting, and guaranties and other credit support for the payment of, such Receivables, and (vi) proceeds of any of the foregoing and (c) on any date of determination, the maximum outstanding capital or principal balance of the related financing with respect to such Receivables shall not exceed at any time outstanding $150,000,000.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent Guarantor or any ERISA Affiliate or with respect to which the Parent Guarantor or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Parent Guarantor and the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“QPP Certificate” means a creditor certificate for the purposes of the Qualifying Private Placement Regulations 2015 (SI 2015/2002) (the “QPP Regulations”), given in the form set out in QPP Schedule.

“Receivable” means any right to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including any items of property that would be classified as an account receivable of the Parent Guarantor or any Subsidiary, and any account, chattel paper, payment intangible or instrument under any applicable Uniform Commercial Code and any supporting obligations or proceeds as so defined of any of the foregoing.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent Guarantor or any of its Affiliates or any Competitor).

“Required Percentage” means 100% until such time, and for so long as, the percentage of cash permitted to be included in the calculation of the consolidated leverage ratio in the Bank Credit Agreement is less than 100% at which time the “Required Percentage” shall be such lesser percentage.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Parent Guarantor or the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Parent Guarantor.

“Series D Notes” is defined in Section 1 of this Agreement.

“Series E Notes” is defined in Section 1 of this Agreement.

“Significant Subsidiary” means, as of the date of determination, any Subsidiary, the assets or revenues of which account for more than 10% of Consolidated Total Assets at the end of the most recently ended fiscal period or more than 10% of the consolidated revenues of the Parent Guarantor and its Subsidiaries for the most recently completed for four fiscal quarters provided, the Company shall at all times be deemed a “Significant Subsidiary”.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 22.

“SVO” means the Securities Valuation Office of the NAIC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Settlement Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payment in Euros.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13(a).

“Terms and Conditions” means the HMRC DT Treaty Passport Scheme Terms and Conditions of July 2011 (or such other conditions which replace them from time to time).

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares or equity interests held by Persons other than the Parent Guarantor or any Subsidiary to the extent required in connection with any Permitted Receivables Transactions) and voting interests of which are owned by any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time.

[FORM OF SERIES D NOTE]

APTARGROUP UK HOLDINGS LIMITED

0.98% SENIOR NOTE, SERIES D, DUE JULY 19, 2023

No. [ ]	[Date]

€[ ]	PPN G6093# AA2

FOR VALUE RECEIVED, the undersigned, APTARGROUP UK HOLDINGS LIMITED (herein called the “Company”), a private company limited by shares with registered company number 04613135 and organized and existing under the laws of England, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] EUROS (or so much thereof as shall not have been prepaid) on July 19, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 0.98% per annum from the date hereof, payable semiannually, on the 19th day of January and July in each year, commencing with the January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Swap Reimbursement Amount, at a rate per annum from time to time equal to the greater of (i) 2.98% or (ii) 2% over the rate of interest publicly announced by Bank of America, in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of and interest with respect to this Note are to be made in Euros.  If at any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and Swap Reimbursement Amount with respect to this Note are to be made in Dollars.  If at any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below) payments of any Make-Whole Amount with respect to this Note are to be made in Euros.  In each case, payments on the Note are to be made in Euros or Dollars, as applicable, at Chicago, Illinois or at the principal office of Bank of America in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated July 19, 2017 (as from time to time amended, the “Note Purchase Agreement”), among AptarGroup, Inc., a Delaware corporation, the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

SCHEDULE 1-A
(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Swap Reimbursement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require application of the laws of a jurisdiction other than such State.

APTARGROUP UK HOLDINGS LIMITED

By
[Title]

2

[FORM OF SERIES E NOTE]

APTARGROUP UK HOLDINGS LIMITED

1.17% SENIOR NOTE, SERIES E, DUE JULY 19, 2024

No. [ ]	[Date]

€[ ]	PPN G6093# AB0

FOR VALUE RECEIVED, the undersigned, APTARGROUP UK HOLDINGS LIMITED (herein called the “Company”), a private company limited by shares with registered company number 04613135 and organized and existing under the laws of England, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] EUROS (or so much thereof as shall not have been prepaid) on July 19, 2024 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 1.17% per annum from the date hereof, payable semiannually, on the 19th day of January and July in each year, commencing with the January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Swap Reimbursement Amount, at a rate per annum from time to time equal to the greater of (i) 3.17% or (ii) 2% over the rate of interest publicly announced by Bank of America, in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of and interest with respect to this Note are to be made in Euros.  If at any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and Swap Reimbursement Amount with respect to this Note are to be made in Dollars.  If at any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below) payments of any Make-Whole Amount with respect to this Note are to be made in Euros.  In each case, payments on the Note are to be made in Euros or Dollars, as applicable, at Chicago, Illinois or at the principal office of Bank of America in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated July 19, 2017 (as from time to time amended, the “Note Purchase Agreement”), among AptarGroup, Inc., a Delaware corporation, the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

SCHEDULE 1-B
(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Swap Reimbursement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require application of the laws of a jurisdiction other than such State.

APTARGROUP UK HOLDINGS LIMITED

By
[Title]

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